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                                                                    Exhibit 5.1


                       [Goodwin Procter LLP Letterhead]




                              September 21, 2001



Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453



        We are rendering this opinion in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed by Inverness Medical Innovations, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to up to 7,648,161 shares (the "Shares") of the Company's common stock, $0.001 par value per share, to be issued to the stockholders of Inverness Medical Technology, Inc. ("Inverness") pursuant to the merger of Inverness with and into a wholly owned subsidiary of Johnson & Johnson and the simultaneous split-off of the Company from Inverness pursuant to the Agreement and Plan of Split-off and Merger dated as of May 23, 2001 by and among Johnson & Johnson, Inverness and Sunrise
Acquisition Corp. (the "Merger Agreement").   We understand that the Shares are
to be offered and sold in the manner described in the Registration Statement.

        In connection with rendering this opinion, we have examined the following documents: (i) the Registration Statement and the exhibits thereto;
(ii) the Merger Agreement; (iii) the Certificate of Incorporation and By-laws of the Company, each as amended to date; (iv) such records of the corporate proceedings of the Company as we deemed material; and (v) such other certificates, receipts, records and documents as we have considered necessary for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmation of public officials and others. We have also assumed that prior to the effective time of the split-off and merger the Company's certificate of incorporation will have been amended to authorize a sufficient number of shares of the Company's common stock so that the Company will have a sufficient number of authorized but unissued shares of common stock to permit the issuance of the Shares. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.


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        We are attorneys admitted to practice in the Commonwealth of
Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the laws of the Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

        Based upon the foregoing, we are of the opinion that when the Shares are issued and delivered pursuant to the terms of the Merger Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

        The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

        We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Company's prospectus which is part of the Registration Statement.

                                                        Very truly yours,

                                                        /s/ Goodwin Procter LLP